FOR IMMEDIATE RELEASE:

ZAGG ANNOUNCES FOURTH QUARTER AND YEAR-END 2007 RESULTS
Strong Growth Continues with 2007 Revenue Reaching Record $5.1 Million and, Maintains Operational Profitability

SALT LAKE CITY - March 27, 2008 - ZAGG Inc (OTCBB: ZAGG) today announced results for the fourth quarter and year ended December 31, 2007.

“We had a banner year in 2007 and I am excited about the continued growth that ZAGG has been able to achieve. In just under three short years we have been able to continue to see increased revenue growth quarter over quarter,” said Robert G. Pedersen II, president and chief executive officer of ZAGG Inc. “We have put in place a strong management team and partnered with suppliers and vendors that will help facilitate our projected growth.”

“We have a great opportunity to build a strong brand and introduce our products to the mass market through our continued expansion of our online presence and entry into mainline retail stores,” added Pedersen. “We continue to hear positive reports from a strong and loyal customer base regarding our products. Consumers recognize our flagship product, the invisibleSHIELD™, as the premium protection solution for their handheld devices and ZAGG as a provider of high quality consumer products.”

Pedersen concluded, “Our established brand at this early stage in the company, along with our focus on customer service and introduction of new products and services, will set ZAGG apart and position us as a leader in the electronics accessories industry for years to come.”

Financial Results
Net sales for the fourth quarter of 2007 were $2,101,151, an increase of 163%, compared to $798,503 in net sales in the fourth quarter of 2006, and increased 46% compared to $1,437,408 in sales in the third quarter of 2007. Growth in the fourth quarter over both the same quarter last year and the prior quarter reflects continued strong demand for our invisibleSHIELD™ products.

For the year ended December 31, 2007, the company reported net sales of $5,135,715, an increase of 85% over net sales of $2,777,036 for 2006. Gross profit was $3,794,865, or 73.9% of sales compared to gross profit of $2,049,602, or 73.8% of sales in 2006. We reported a net loss of ($759,511) or ($0.05) for the year ended December 31, 2007 compared to a net loss ($141,253) or ($0.01) for the year ended December 31, 2006. The net loss for 2007 is inclusive on non-cash expenses related to the issuance of stock to employees and key consultants of the company and settlement expense related to the issuance of warrants to certain shareholders, net of these charges, net income for the year ended December 31, 2007 was $168,218. For 2008, management anticipates increasing revenue by approximately 100% over 2007 revenue of $5,135,715 and continuing to remain operationally profitable. For the first quarter of 2008, management expects continued double digit revenue growth on a year-over-year basis.

About ZAGG Inc:
ZAGG Inc designs, manufactures, and distributes protective coverings for consumer electronic and hand-held devices under the brand name invisibleSHIELD™, worldwide. The invisibleSHIELD is a protective, high-tech film covering, designed for iPods, laptops, cell phones, digital cameras, PDAs, watch faces, GPS systems, gaming devices, and other items. The patent-pending invisibleSHIELD is the first scratch protection solution of its kind on the market. Currently, ZAGG offers over 2,000 precision pre-cut designs with a lifetime replacement warranty through online channels, resellers, college bookstores, Mac stores and mall kiosks. The company plans to increase its product lines to offer electronic accessories to its tech-savvy customer base, as well as an expanded array of invisibleSHIELD products for other industries. For more information please visit the company’s web sites at www.ZAGG.com and www.invisibleSHIELD.com.

Special Note Regarding Forward Looking Statements:
Statements contained in this release regarding our expectations concerning the fourth quarter, and any other statements that are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  All such statements are based upon information available to us as of March 27, 2008; and we disclaim any intention or obligation to update any such statements.  Actual results could differ materially from current expectations.  Factors that could cause or contribute to such differences include losses of key personnel; lower than anticipated sales of our products; unexpected technical, manufacturing, or supply issues with our products; supply shortages impacting our suppliers; any inability to maintain a competitive cost structure; competition; any inability to maintain stringent quality assurance standards and customer satisfaction; difficulties in identifying and completing strategic opportunities to grow our business; intellectual property disputes; adverse final judgments in litigation; general economic and/or industry-specific conditions including significant changes in the landscape of our products’ demand, pricing, or competition; and the other risks and uncertainties identified in the reports filed from time to time by ZAGG with the U.S. Securities and Exchange Commission, including ZAGG's most recent Annual Report on Form 10-KSB and Quarterly Reports on Form 10-QSB.

Investor Relations:
Catalyst Financial Resources, LLC
Aimee Boutcher
(503) 757-4017
aimee@catalystresearch.com
or
ZAGG Inc
Brandon O’Brien, CFO
(801) 263-0699
brandon@zagg.com